EXHIBIT 99.3

CONSENT OF RAMZI GEDEON

AEA-Bridges Impact Corp. intends to file a Registration Statement on Form S-l (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

September 14, 2020

By:	/s/ Ramzi Gedeon
Name:	Ramzi Gedeon